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                                                                  EXHIBIT 3.126A

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                          CLEVELAND RADIO LICENSES, LLC
                     (A Delaware Limited Liability Company)
                      LIMITED LIABILITY COMPANY AGREEMENT




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                          Dated as of February 1, 1999

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                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                          CLEVELAND RADIO LICENSES, LLC

         This Limited Liability Company Agreement (this "Agreement") is made and entered into as of February 1, 1999, by Zebra Broadcasting Corporation, an Ohio corporation (the "Member"), for the purpose of forming a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq. (the "Act").

                                    ARTICLE I
                                  ORGANIZATION

         1.1 FORMATION AND NAME OF THE COMPANY. The name of the limited liability company (the "Company") shall be Cleveland Radio Licenses, LLC. The Member shall cause to be executed and filed, if necessary, any certificates and documents as may be necessary or appropriate from time to time to comply with all requirements for the continued existence and operation of a limited liability company in the State of Delaware and all other jurisdictions where the Company may desire to conduct its business. The rights and obligations of the Member and the administration and termination of the Company shall be governed by the Agreement and the Act. The Agreement shall be considered the "Limited Liability Company Agreement" of the Company within the meaning of Section 18-101(7) of the Act. To the extent this Agreement is inconsistent with the Act, this Agreement shall control.

         1.2 MEMBERS. Zebra Broadcasting Corporation, an Ohio corporation, is the sole member of the Company.

         1.3 PURPOSES. The purposes of the Company shall comprise: (i) any lawful act or activity, including, without limitation, commercial acts or activities, for which limited liability companies may be formed under the Act and (ii) all activities related or incidental to the foregoing, but not in contravention of any of the provisions of this Agreement.

         1.4 PRINCIPAL PLACE OF BUSINESS OF THE COMPANY. The principal place of business of the Company shall be c/o Chancellor Media Corporation, 300 Crescent Court, Suite 600, Dallas, Texas 75201, or at such other place as may be designated from time to time by the Member. The Company may maintain such other places of business as the Member may deem advisable from time to time.

         1.5 TERM. The Company shall commence upon the filing of a Certificate of Formation in the Office of the Secretary of State of Delaware, and shall continue in existence in perpetuity unless its business and affairs are earlier wound up following dissolution at such time as this Agreement may specify.

         1.6 REGISTERED AGENT. The name and address of the registered agent of the Company service of process on the Company in the State of Delaware is c/o Corporation Trust Center,


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1209 Orage Street, in the City of Wilmington, County of New Castle. The name of the Company's registered agent at such address is The Corporation Trust Company.

          1.7 TITLE TO COMPANY PROPERTY. Title to all assets owned by the Company, whether tangible or intangible, shall be held by the Company as an entity and no Member, individually, shall have any ownership of any such asset. The Company may hold any of its assets in its own name or in the name of a nominee, which nominee may be one or more individuals, corporations, memberships, trusts, or other entities.

          1.8 TAX MATTERS. No Member shall permit the Company to elect, and the Company shall not elect, to be treated as an association taxable as a corporation for United States federal, state, or local income tax purposes under
Section 301.7701-3(a) of the Treasury Regulations, or under any corresponding provision of state or local law.

                                   ARTICLE II
                              CAPITAL CONTRIBUTION

          2.1 INITIAL CAPITAL CONTRIBUTION. The Member shall contribute assets to the Company pursuant to and in the manner set forth in the Contribution and Assumption Agreement, of even date, among the Company and the Member.

          2.2 ADDITIONAL CONTRIBUTIONS. The Member shall have the right, but not the obligation, to make additional capital contributions to the Company in the form of cash, services, or otherwise.

                                   ARTICLE III
                                  DISTRIBUTIONS

          3.1 DISTRIBUTIONS. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any other provision of this Agreement to the contrary, the Company, and the Member on behalf of the Company, shall not make a distribution to the Member on account of the interest of the Member in the Company if such distribution would violate
Section 18-607 of the Act or any other applicable law.

                                   ARTICLE IV
                                   MANAGEMENT

          4.1 MANAGEMENT. The business and affairs of the Company shall be managed and controlled solely and exclusively by the Member, who shall have all of the rights that may be possessed by a member pursuant to the Act and such rights and powers as are otherwise conferred by law or are necessary, advisable, or convenient for the management of the business and affairs of the Company, including, without limitation, the opening of bank accounts for the Company.



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         4.2 OFFICERS. The Member may appoint a Chairman, a President and one or more Executive Vice Presidents and such other officers of the Company as the Member may deem necessary and advisable to manage the day-to-day business affairs of the Company (the "Officers"). To the extent delegated by the Member, the Officers shall have the authority to act on behalf of, bind and execute and deliver documents in the name and on behalf of the Company. No such delegation shall cause the Member to cease to be a Member. The initial Officers of the Company are set forth on Schedule A hereto.

         4.3 EXPENSES OF THE MEMBERS. The Member shall charge the Company and be reimbursed for all expenses (including, without limitation, legal and accounting fees and travel expenses) incurred by the Member in connection with the Company's business, and may allocate to the Company on any basis selected by the Member in good faith which is consistent with good accounting practices, a portion of any and all expenses incurred for the mutual benefit of the Company and the other operations, businesses, or affairs of the Member or its affiliates.

          4.4     LIABILITY OF THE MEMBER.

                  (a) The Member will not be bound by, or be personally liable for, the expenses, liabilities or obligations of the Company, it being the intention of the Member that the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

                  (b) The Member and its Officers shall be indemnified and held harmless by the Company from and against any and all claims, demands, liabilities, costs, damages and causes of action of any nature whatsoever (including without limitation reasonable attorneys' fees or other expenses incurred in connection with settlement or any legal proceeding, but excluding income taxes payable by the Member as a result of the Member's ownership of an interest in the Company) arising out of actions taken by the Member or its Officers in the management of Company affairs, except where the Member or its Officers have committed fraud, gross negligence or willful misconduct. The indemnification rights contained in this Section shall be cumulative of, and in addition to, any and all rights, remedies and recourse to which the Member may be entitled, whether pursuant to the provisions of this Agreement, at law or in equity. Indemnifications hereunder shall be made from assets of the Company and the Member shall not be personally liable to any indemnitee.

                                    ARTICLE V
                           DISSOLUTION AND TERMINATION

         5.1 EVENTS OF DISSOLUTION. The Company shall be dissolved upon the first to occur of the following:

                  (a) the written consent of the Member;



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                  (b) the occurrence of any other event specified under the laws of the State of Delaware as one effecting dissolution.

         Dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until the assets of the Company shall have been liquidated and distributed as provided herein. Notwithstanding the dissolution of the Company, prior to the termination of the Company the business of the Company and the rights and obligations of the Member, as such, shall continue to be governed by this Agreement.

         5.2 WINDING UP OF AFFAIRS. Upon the dissolution of the Company, the Member shall proceed diligently to wind up the affairs of the Company and to either distribute in kind or liquidate the assets of the Company. If any assets of the Company are to be distributed in kind, such assets shall be distributed on the basis of their fair market value as of the date of distribution. After setting aside such reserves as the Member deems reasonably necessary to meet any contingent or unforeseen liabilities or obligations of the Company, the Member shall distribute the assets of the Company in the following order of priority:

                  (a) First, to the payment of the debts and liabilities of the Company, including, without limitation, the payment of expenses of liquidation; and

                  (b) Second, the remainder to the Member.

                                   ARTICLE V
                                 MISCELLANEOUS

         6.1 SUCCESSORS AND ASSIGNS. This Agreement, and each and every provision hereof, shall be binding upon and shall inure to the benefit of the Member, its respective successors and assigns. Each and every successor-in-interest to the Member, whether such successor acquires such interest by way of purchase, foreclosure or by any other method, shall hold such interest subject to all of the terms and provisions of this Agreement.

         6.2 AMENDMENT. No change, modification, or amendment of this Agreement shall be valid or binding unless such change, modification, or amendment shall be in writing and duly executed by the Member.

         6.3 SEVERABILITY. Each provision of this Agreement is intended to be severable and the invalidity or illegality of any portion of this Agreement shall not affect the validity or legality of the remainder hereof.

         6.4 No THIRD-PARTY BENEFICIARIES. Nothing in this Agreement shall confer any rights upon any person or entity other than the Member hereto and its successors and permitted assigns.



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         6.5 APPLICABLE LAW. This Agreement and the rights and obligations of the Member hereunder shall be governed by and interpreted, construed, and enforced in accordance with the laws of the State of Delaware.

         IN WITNESS WHEREOF, the Member has executed this Agreement as of the day and year set forth above.



                                                  ZEBRA BROADCASTING CORPORATION

                                                  By /s/ OMAR CHOUCAIR
                                                    --------------------------
                                                          Omar Choucair
                                                          Vice President





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                                   SCHEDULE A

                   OFFICERS OF CLEVELAND RADIO LICENSES, LLC

         Name                                                 Title
         ----                                                 -----
Jeffrey A. Marcus                            President and Chief Executive Officer
James E. de Castro                           Senior Vice President
Thomas P. McMillin                           Vice President and Chief Financial Officer
Eric C. Neuman                               Vice President and Chief Strategic Officer
Richard A. B. Gleiner                        Vice President, General Counsel and Secretary
Steve Rivers                                 Chief Programming Officer
Kenneth J. O'Keefe                           Vice President - Operations
Charles E. Armstrong                         Vice President - Entertainment Marketing and News
                                             Media
Omar Choucair                                Vice President
Andrea Hulcy                                 Vice President and Assistant Secretary
Tammy Jackson                                Vice President
Ann Vande Vanter                             Vice President
Daniel J. Wilson                             Vice President
John Coultern                                Vice President
David Lebow                                  Vice President - Research and Development
Steven Streit                                Vice President - Adult Contemporary Programs
John Madison                                 Regional Vice President - Operations (Apollo)
George Toulas                                Regional Vice President - Operations (Saturn)
John Fullam                                  Regional Vice President - Operations (Mercury)
Charles Warfield                             Regional Vice President - Operations (Mars Pathfinder)
Katherine K. Connell                         Assistant Secretary